Exhibit 10.1

EXCLUSIVE DISTRIBUTION AGREEMENT

This exclusive distribution agreement (this “Agreement’”) is entered into as of July 8, 2005, between, on the one hand, Jason Gore and Yamoto Motor Corporation, (f/k/a Winspeed Industries, Inc) a corporation organized under the laws of the State of California, having its principal place of business located at 900 San Martin Place Fremont, California, 94539 (jointly “ Yamoto”), and, on the other hand, Patriot Motorcycle Corporation, a corporation organized under the laws of the State of Nevada, having its principal place of business located at 930 Calle Negocio, Suite A, San Clemente, CA 92673 (“Patriot”). Pursuant to this Agreement, Yamoto agrees to grant to Patriot the exclusive right to sell the Products worldwide.

RECITALS

On December 10, 2003, and again with a revised agreement on June 25, 2005, Yamoto entered into a exclusive distribution agreement with Chongqing Huansong Industries (Group) Co. Ltd. (f/k/a Chongqing Wangguan Motorcycle Industry Ca. Ltd.), a company incorporated and domiciled in China, (“Chongqing”) whereby Chongqing granted to Yamoto the exclusive right to distribute in the United States all off road motorcycles and all terrain vehicles (“ATVs”) manufactured by Chongqing..

Patriot desires to acquire the exclusive right to be the sole distributor of all off-road motorcycles and ATVs, as well as other products, and the parts necessary to build and/or support them worldwide.

Yamoto and Patriot have expressly and mutually agreed to terminate and cancel all prior agreements between them, whether written or oral, express or implied, including but not limited to the distribution agreement entered into by the parties on August 10, 2004.

Concurrently with the execution of this Agreement, Yamoto and Patriot have executed a Trademark Assignment Agreement which is attached to this Agreement as exhibit “A” and incorporated herein as if made a part hereof.

NOW THEREFORE, in consideration of the foregoing promises and the mutual covenants herein set forth and other good and valuable consideration, the parties agree as follows:

ARTICLE SALE & DISTRIBUTION

1.1	Territory, Products and Yamoto by Patriot Marks, Subject to all terms and conditions of this Agreement, Yamoto hereby grants to Patriot any and all rights Yamoto possesses to distribute, sell, market, and promote the Products within the Territory. The “Products” shall mean any and all motorcycles and ATV’s and any other future products (e.g., generators) that are marketed and sold by Yamoto presently or in the figure under the Yamoto by Patriot Marks including, but not limited to, any and all parts and accessories associated with those motorcycles and ATV’s and future products. The “Yamoto by Patriot Marks” shall mean the various Yamoto and/or Yamoto by Patriot trademarks, service .marks, names, logos, and designs which are owned by or licensed to Yamoto and/or Patriot. The “Territory” shall mean the entire world.

1.2	Exclusive Distribution. Patriot shall be Yamoto’s sole distributor of Products within the Territory. Yamoto, its officers, directors, predecessors, affiliates, agents, employees, servants and any person or persons acting on its behalf, shall not sell any Products to anyone within the Territory other than Patriot, including but not limited to, consumers and third-party distributors. Yamoto, its officers, directors, predecessors, affiliates, agents, employees, servants and any person or persons acting on its behalf; farther agree that they shall not distribute, or import; directly or indirectly, any Competing Products to anyone other than Patriot, (The term “Competing Products” shall mean any and all motorcycles, ATV’s, and any other products, parts, and accessories which are of the same kind as, similar to or competitive with Products.).

In consideration of the exclusive rights herein granted. (1) Yamoto shall in no way: (i) sell or export Products to the Territory through any other channel than Patriot or to any other distributor, person, consumer, or third-party; (ii) directly or indirectly, sell, market, promote, or distribute in the Territory any Competing Products; or (iii) make any purchase of Competing Products without the prior written consent of Patriot during the effective period of this Agreement, (2)No other competing products purchased through any other source by Patriot can he named Yamoto or Yamoto by Patriot without mutual prior written consent.

1.3	Assignment and Subdistribution. Patriot has the right to appoint sub-distributors and dealers in the Territory so that the market share for the Products can be expanded as much as possible. To support Patriot’s sales promotion, Yamoto shall provide Patriot free of charge a reasonable quantity of Advertising or sales promotion material such as advertising literature, catalogs, brochures, and other material, which Patriot deems useful to Patriot in its activities under this Agreement, Patriot may assign or delegate any of its rights or obligations under this Agreement to its distribution network, in whole or in part, whether by operation of law or otherwise, without Yamato’s written consent. Patriot expressly reserves its right to purchase Products directly from Chongqing on behalf of Yamoto or any other manufacturer or supplier of the Products in the event that Yamoto is unable to supply the Products to Patriot in a reasonable timely manner.

1.4	Pricing. Yamoto shall sell the Products to Patriot at the pre-determined prices set forth in Exhibit B hereto. Yamoto shall be prohibited from increasing the prices of the Products set forth in exhibit B attached hereto for a period of two years from the date of this .Agreement; provided, however, that Yamoto may increase the prices of the Products if Chongqing raises its selling prices to Yamoto due to industry-wide increase of raw material or labor costs. Thereafter, Yamoto may raise prices if it first negotiates these price increases with Patriot and provides to Patriot justification for the increases, such as product improvements, competitive market factors, etc. Price(s) for New Product(s) not listed on Exhibit B will subject to mutually agreed upon pricing.

1.5	Minimum Order. Minimum Order. Patriot shall use its best efforts to submit purchase orders for twenty thousand (20,000) units of the Products annually during the terns of this Agreement (the “Minimum Annual Unit Volume”). This annual unit volume level shall be reduced by the number of units which are found by Patriot to be subject to a manufacturing, engineering or other product defect. In the event that Patriot fails to reacts the Minimum Annual Unit Volume during any annual period, then Patriot may correct the unit shortfall during the following annual period.

1.6	Payment. Upon execution of this agreement Patriot shall pay by wire transfer of funds to Yamoto for all orders for Products being delivered within the United States in United Stales dollars, (However both parties agree to discuss vase by case the deposit for the order within Unites States if a single order from Patriot exceed USD3000000.00) The wire transfer payment shall occur within fifteen (15) days after the Products clear United States Customs and are delivered to Patriot’s designated warehouse. Yamoto shall be entitled to file and record UCC financing statement(s) with the Secretary of State of. Nevada or any other state in the United States to encumbrance the unpaid-for Products. Patriot shall pay for all orders for Products sold outside the United States in United States Dollars and shall pay by electronic bank transfer, certified cheek, or bank draft in favor of Yamoto. Thirty percent (30%) of the purchase price of each order for Products delivered outside the United States is due when Patriot receives Yamoto’s acceptance of the order. The remaining seventy percent (70%) of the purchase price for each order for Products delivered outside the United States is due when Patriot receives notice that the Products are ready for shipment from China. If Patriot fails to submit to Yamoto the wire transfer payment for ordered Products, within the applicable fifteen (15) day period, then Patriot shall have thirty (30) days following receipt of written notice from Yamoto in which to submit payment for the order. In the event that Patriot fails to do so, then Yamoto may thereafter sell the products to any third-party purchaser of the Products.

1.7	Initial Term and Renewal Periods. Subject to Article 5 of this Agreement, the term of this Agreement shall be from the date of this Agreement until December 11, 2040, at which time this Agreement shall expire. The parties acknowledge and agree that if Yamoto’s current distribution agreement with Chongqing (the “Distribution Agreement”), expires, or is otherwise terminated at any time prior to December 31, 2040, then Patriot may in its sole discretion elect to: (1) purchase from Yamoto its ownership interest in the Yamoto by Patriot Marks at fair market value, but in no event less than Five Million dollars (US$5,OOO,OOO); and, (ii) thereafter purchase Products directly from Chongqing or Chongqing Affiliates or any other manufacturer or other source for producing Products under the Yamoto by Patriot Marks. “Chongqing Affiliate(s)” means Chongqing’s officers, directors, predecessors, affiliates, agents, employees, servants and any person or persons acting on its behalf or any entity that is directly or indirectly owning or controlling Chongqing, directly or indirectly owned or controlled by Chongqing, or under common ownership or control with, Chongqing by more than fifty percent (50%) of the voting power.

1.8	No Agency Relationship. No agency, partnership, or similar relationship is created by thin Agreement. Neither party has any authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party or to bind the other party in any manner and neither party shall represent to any third party that such authority exists.

1.9	Change in Ownership or Control of Yamoto. If at any time, Yamoto desires to effect a change in ownership, or a transfer of its business operations or its principal, assets to any person or entity, then Yamoto must give Patriot six (6) months’ prior written notice of any proposed change or transfer described in this Paragraph 1.8. in such an event, Patriot will have a right of first refusal to purchase Yamoto’s assets or stock on the same terms and conditions proposed to be transferred to a bona fide buyer. If Patriot chooses to exercise this right, Patriot must pay to Yamoto a refundable good faith deposit of one hundred thousand dollars ($100,000), Patriot will have a reasonable opportunity to inspect the assets, including real estate and corporate records, subject to a non disclosure agreement to he executed by the parties, Following the submission of the good-faith deposit, Patriot shall have ninety (90) days in which to exercise its right of first refusal, and thereafter close the transaction.

1.10	Pre-Product Run Samples. Yamoto agrees to deliver, with shipping costs prepaid by Patriot, to Patriot three product run samples via Federal Express or other overnight delivery service for full testing and evaluation prior to full production runs and delivery to fulfillment destinations. Yamoto will deliver to Patriot such pre-product run samples on all new or updated product models involving changes to the drive train, transmission, electrical system, and brakes.

1.11	Quality Warranty and After-Sole Service. Yamoto will provide spare parts for after-sale service and Patriot shall arrange for after-sale service in the Territory in accordance with the local situation. For each order of Products to be shipped to United States, Yamoto will provide Patriot, free of charge, spare parts worth up to 2% of the total order value, as chosen by Patriot.

ARTICLE 2: ORDER & DELIVERY

2.1	Orders. Patriot shall submit written purchase orders to Yamoto specifying the number of Products required. Yamoto shall accept each order ‘within five (5) business days of receiving the order, and must provide to Patriot within this time period written notification stating that the order has been placed and accepted by Yamoto. Patriot may cancel an order at any time within this live (5) day period, with or without cause, and Patriot’s liability for such cancellation shall be limited to Yamoto’s out-of-pocket costs and expenses incurred in connection with the cancelled order which in no event shall exceed $150.00. The parties agree that Yamoto will provide to Patriot a status update on all unfilled Product orders within fifteen (15) days following Patriot’s placement of each order with Yamoto.

2.2	Shipment. All Products ordered by Patriot shall be shipped within forty five (45) days of the date that Yamoto notifies Patriot of its acceptance of each order. In the event that Yamoto fair to ship the Products within the applicable forty-five (45) day period, Yamoto must provide Patriot with immediate written notice of its failure to do so, together with a detailed written explanation of the facts and circumstances causing the delay in such event, Yamoto shall immediately identify in writing its revised shipping date, Patriot, in its sole discretion, shall control the destination, method, and route of shipment of Products by Yamoto, subject only to the manufacturer’s previously established written guidelines for the method and conditions of shipment. Unless otherwise specified in the purchase order, Yamoto may select the carrier, which must be approved by Patriot, belay in approval by Patriot shall release Yasnoto’s any and all liability for late shipment.

2.3	Delivery. Yamoto shall deliver the Products Free on Board (F.O.B.) to the warehouse destination designated by Patriot. Title to the Products and the risk of loss of the Products shall pass to Patriot only when the Products have been delivered to Patriot’s designated warehouse, Except for the UCC filing authorized in this Agreement, Yamoto shall deliver the Products to Patriot free and clear of all liens, encumbrances and. security interests and shall not, without the prior written consent of Patriot, encumber or otherwise assign any rights to the Products to anyone other than Patriot.

2.4	Conformity of Shipments. If there is a shortage of Products in a shipment, Patriot must give written notice to Yamoto within seven (7) days following the date of delivery of such shipment of Products to Patriot at its designated warehouse, together with a reasonable description and verification of the shortage, Yamoto, at Patriot’s option, shall deliver to Patriot or Patriot’s customer(s) at such location(s) as Patriot may designate, at Yamoto’s risk and expense, the number of Products in shortage, or, alternatively, credit to Patriot the purchase price and chipping costs incurred by Patriot in commotion with such shortage. Yamoto may credit Patriot on subsequent orders for Products or remit to Patriot funds in United States Dollars sufficient to compensate Patriot for the shortage as set forth in the previous sentence.

2.5	Conformity of Products. If the Products in a shipment are iron-conforming with Chongqing factory written specification or Patriot written order which are accepted by Yamoto for any reason other than a shortage, then Patriot may reject these Products by giving written notice to Yamoto within thirty (30) days (“Acceptance Period”) after receipt of such shipment by Patriot’s designated warehouse, together with a reasonable description and explanation of the basis for the rejection, such as manufacturing end/or engineering defects. Patriot shall, at Yamoto’s option and at Yamoto’s risk and expense, return to Yamoto any rejected Products, Yamoto shall, at: Patriots option, deliver to Patriot’s designated warehouse, at Yamoto’s risk and expense, replacements for the rejected Products, or, alternatively, credit to Patriot the purchase price and shipping costs incurred by Patriot in connection with the rejected Products. In the event that a dispute arises regarding the rejection of a Product, the parties acknowledge and agree that a third party professional inspector agreeable by both parties shall be hired to determine whether or riot the Product(s) are non-conforming, All Products that are not rejected during the said thirty (30) days Acceptance Period will be deemed finally accepted by Patriot.

2.6	Manufacturer’s Warranty. Notwithstanding the foregoing, the manufacturer’s warranty by Chongqing for defective parts for the Products shall be applicable to all sales of the parts for the Products by Yamoto to Patriot. Yamoto agrees to reimburse Patriot parts (not labor) expenses for all warranty claims . Yamoto shall pay these amounts within thirty (30) days. of receiving from Patriot a written statement of these expenses. The parties acknowledge and agree that it’s Yamoto’s responsibility to facilitate the transmission of approved warranty claims to Patriot, and warranty payments to Patriot on behalf of its dealers. Patriot shall be solely responsible for the approval and payment of any and all warranty claims and related expenses, Yamoto further agrees that it shall uses its best efforts to mutually agree upon the timely reimbursement to Patriot for 1/3 of all parts and labor costs and expenses incurred by Patriot or its distributor and dealer network in connection with any Product recalls.

2.7	Factory Negotiations. The parties acknowledge and agree that Patriot has a legitimate interest in the discussions between Yamoto and Chongqing and other Product suppliers regarding the Products. Patriot may provide to Mr, Gore and/or Yamoto its input regarding the Products, such as quality control, suggested product improvements, production deadlines, or manufacturing costs, and Yamoto agrees to convey all of Patriot’s concerns to Chongqing or other suppliers of the Products as soon as possible, Yamoto shall provide to Patriot all explanations and comments from Chongqing and ether suppliers in connection with Patriot’s concerns, Yamoto acknowledges and agrees that it is responsible for obtaining a signed acknowledgement from Chongqing and other suppliers of Products which states that it received Patriot’s suggested changes and that Chongqing and other suppliers either: (i) have accepted the suggested changes, along with implementation dates; or (ii) have rejected the suggested changes and have explained to Yamoto their reasons for such rejection, Yamoto shall provide to. Patriot nil explanations and comments from Chongqing, and other suppliers in connection with Patriot’s concerns, The parties further agree that Yamoto shall use its best efforts to permit direct contact and communications between Chongqing or other suppliers and Patriot. Patriot will hire an assistant who will act as Patriot’s contact person at Chongqing and other suppliers which are producing or may produce Products to facilitate communication with Patriot regarding product development, engineering changes, technical matters, product updates, and other such matters.

2.8	Change in Supplier. In the event that Yamoto plans to change Its supplier(s) of Products, Yamoto acknowledges and agrees that it must provide Patriot with written notice of such proposed change within 90 days of the change, The notice must provide the company name, address, and telephone numbers, the contact person, the qualifications of the new supplier, and Yamoto’s underlying rationale for the proposed change. Yamoto must allow Patriot to provide its comments and input to Yamoto in connection with its proposed change of supplier(s). The parties agree that thereafter and before changing any supplier, including without limitation, Chongqing, Yamoto must take into consideration and reasonably discuss with Patriot its comments and input before implementing any change of supplier(s) of the Products.

2.9	Product Recalls. Yamoto acknowledges and agrees that in the event that the Products may be subject to any manufacturing, engineering, or design defect (“Product Defect”), then Patriot may: (i) provide Yamoto with written notice of the Product Defeat (the “Notice”); (ii) develop and initiate a program to notify end-users of the Products of the Precinct Defect; and (iii) implement a program to correct or replace the Products subject to the Product Defect (the “Program”). Yamoto shall use its best efforts to mutually agree upon the timely reimbursement of Patriot for one third (1/3) of all costs and expenses incurred by Patriot, its sub-distributors, dealers and other third parties in connection with the Notice and the Program, including but not limited to, all administrative costs and all other expenses associated with the repair or replacement of the Products and/or all parts and labor and related materials and expenses in connection with any Product recall..

ARTICLE 3: MARKETING

3.1	Brand Features. Yamoto hereby grants Patriot a royalty-free, exclusive, non-transferable license to use in the Territory the Yamoto Marks and other distinctive brand features of Yamoto that are used in or relate to the Products now or in the future during the term of this Agreement (the “Brand Features”) for the sole purposes of selling, marketing and promoting the Products. Patriot agrees that all of its usage of the Brand Features on tangible written materials will; (i) include the proper marking for the trademark arid the appropriate trademark attribution in reasonably close proximity to its first use of Brand Features; (ii) not alter Brand Features in any way; and (Iii) use Brand Features so that each of them creates a separate and distinct impression from any other trademark, service marks, logos, trade dress and other distinctive brand features that may be used by Patriot. Patriot agrees that it will jointly seek trademark registration of “Yamoto by Patriot” for the Territory. Patriot agrees that all uses of the Brand Features, including the goodwill and reputation associated therewith, will inure to the benefit of Yamoto and Patriot. Patriot acknowledges and agrees that it has the sole and exclusive right to defend and protect the Brand Features, Yamoto agrees that 50% of all legal fees spent in acquiring a and defending the “Yamoto by Patriot” mark(s) will be deducted from its equity upon sale of its interest in the mark(s) only if all the legal expense will be discussed between the parties and mutually agreed ahead, Otherwise Patriot will be responsible for all the expense.

3.2	No Contest of Brand Features. During or after the term of this Agreement and to the fullest extent permitted by applicable law, Patriot shall contest or otherwise challenge (e.g., in any legal action or otherwise), or assist or encourage any other entity or person to contest or challenge, the validity of any of the Brand Features.

3.3	Websites. Yamoto hereby grants Patriot complete access and all rights to, modify the website www.yamoto-motor.com, and any other website address relating to the Products that Yamoto may own or control, Yamoto has no right to modify the Yamoto-motor.com website without prior written “mutually” approval content. The parties agree to discuss all content of such website(s) that Yamoto determines to be illegal, defamatory, infringing upon third party rights, or a misrepresentation, and such content shall be immediately removed hi Patriot’s. Patriot shall indemnify and hold Yamoto harmless from and against all loss, liabilities, claims, expenses (including reasonable attorney’s fees) made by any third party with respect to the aforementioned websites.

3.4	Potential Buyers. Yamoto shall notify Patriot of arry and all potential purchasers of the Products located within the Territory and shall refer all inquires regarding the Products to Patriot.

3.5	Manuals. Yamoto acknowledges and agrees that it must provide to Patriot the necessary owner manuals, warranty books, parts and service manuals, and other resources and guides for the Patriot dealers and easterners that Patriot receives from Chongqing, if Yamoto, in its sole discretion, decides to relinquish this responsibility to Patriot, then Yamoto shall reimburse Patriot fifty percent (50%) of Patriot’s costs and expenses in connection with the compiling and printing of these materials.

ARTICLE 4; CONFIDENTIALITY AND NON-COMPETITION PROVISION

4.1	Confidential Information. Bach party acknowledges that it may have access to the other party’s technical or business information, data, designs, concepts, ideas, products, processes, methods, techniques, specifications, formulas, compositions, samples, know-how, trade secrets, and improvements of a confidential or proprietary nature, whether in tangible form or not, which relate to the Products, or the development or commercialization thereof, and which were disclosed by one party to the other party under this Agreement. (“Confidential Information”). Notwithstanding the foregoing, neither party shall have any obligation to disclose Confidential Information which is not related to the products.

4.2	Duty Not to Disclose, All Confidential Information shall remain the exclusive property of the disclosing party. Each party agrees: (1.) to take all reasonable measures necessary to protect the confidential nature of Confidential Information disclosed to it, including but not limited to notifying any individual or entity with which it works to complete the purposes of this Agreement, of the confidential nature of such Confidential Information; (2) except as provided in this Agreement, or by law or court order, not to disclose to third parties or copy any Confidential Information or allow any third party access to such Confidential Information without first obtaining the disclosing party’s written consent; and (3) not to use, or permit others to use, any Confidential Information disclosed to it except for the purposes set forth in this Agreement. Each party is solely responsible for its employees complying with the obligations set forth in this Section, If either party becomes aware of the loss, theft or misappropriation of Confidential Information which is in its possession or control, it shall notify the other party in writing within seven (7) days of its discovery of such loss, theft or misappropriation.

4.3	Non-Confidential Information. Confidential Information shall not include information that: (1)is, at the time of disclosure, legally available to the general public; (2) becomes available to the genets public after disclosure but through no fault of the receiving party; (3) was already in the lawful possession of the receiving party without rerifi’ :lion prior to the date of disclosure; or (4) is independently developed by the receiving party that may be proven by written evidence.

4.4	Compelled Disclosure, If a party is required by law or court order to disclose any Confidential information of the other party, that party shall: (1) notify the other party in writing as soon as possible, but in no event less than thirty (30) calendar days prior to any such disclosure; (2) cooperate with the other party to preserve the confidentiality of such Confidential Information consistent with applicable law; and (3) use its best efforts to limit any such disclosure to the minimum disclosure necessary to Comply.

4.5	Survival of Confidentiality. The rights and duties of this Article 4 shall survive the expiration or termination of this Agreement

4.6	Non-Compete Provision. The parties acknowledge and agree that the services rendered by Mr, Jason Gore to Patriot are unique, and that competitive use and knowledge of any Confidential Information would substantially and irreparably injure Patriot’s business, prospects and good will, Therefore, provided this Agreement is not terminated by Yamoto for Cause or terminated by Patriot without cause, Mr. Jason Gore agrees that during the term of this Agreement, and for a period of one (1) year thereafter, Mr. Jason Gore shall not, directly or indirectly, through any other person, firm, corporation or other entity (whether as an officer, director, agent, associate, employee, partner, consultant, holder of equity or debt investment, lender or in any other manner or capacity):

(a)	sell, market, offer to sell the Products and/or Competing Products;

(b)	solicit, induce, encourage or attempt to induce or encourage any dealer, distributor, employee or consultant of Patriot to terminate his or her employment or other relationship with Patriot, or to breach any other obligation to Patriot; or

(e)	solicit, interfere with, disrupt, alter or attempt to disrupt or alter the relationship, contractual or otherwise, between Patriot and any other person including, without limitation, any consultant, contractor, customer, potential customer, or supplier of Patriot.

ARTICLE 5: DEFAULTS,, REMEDIES, AND TERMINATION

5.1	Termination by Agreement. This Agreement may be terminated at any time by mutual written agreement between Yamoto and Patriot.

5.2	Primary Events of Default. Patriot and Yamoto hereby agree that the occurrence of the events listed below shall constitute a Primary Event of Default under this Agreement:

a)	Any violation of Paragraph 1.2 or 1.5 of this Agreement, such as the sale of Products by Yamoto to any person or entity other than Patriot or the sale of Competing Products by Yamoto; Or Failure by Patriot to fulfill the annually minimum order.

(b)	Any violation of Paragraph 1.7 of this Agreement, such as if the Distribution Agreement expires or is otherwise terminated at any time prior to December 31, 2040.

(c)	Any violation of Article 6, Paragraphs 6.1 to 6.7, inclusive.

(d)	A Chapter 7 bankruptcy filing by Yamoto or Patriot

(e)	A failure by Yamoto to supply Products to Patriot. in accordance with this Agreement. or failure by Patriot to pay for Products

(f)	Any violation of Article 7, Paragraphs 7.1 and 7.2

5.3	Remedies for Primary Events of Default.

(a)	Upon Primary Event of Default by Yamoto, Patriot shall have the right to purchase Yamoto’s ownership interest in the Yamoto by Patriot Marks affair market value (in no ease for less than $5,000,000); and, thereafter purchase Products directly from Chongqing, or any other manufacturer or other source for producing Products under YAMOTO by Patriot mark

(b)	In addition to the remedies specified in Section 53(a), above, Patriot shall be entitled to recover any actual damages that it has sustained due to such Primary Events of Default.

(o)	Patriot shall have any and ail other remedies provided under the law.

5.4	Secondary Events of Default. Patriot and Yamoto hereby agree that the occurrence of the events listed below shall constitute a Secondary Event of Default Under this Agreement:

(a)	Failure to Pay Monies Due. If either party fails to pay the other overdo amounts, unless the obligation to pay such amount is the subject of a bonafide dispute between the parties.

(b)	Failure to comply with Other Obligations. If either party rails to comply with any of its other obligations under this Agreement that are not specifically identified as a Primary Event of Default.

5.5	Remedies for Secondary Events of Default. After receipt of notice of default: as provided in Section 5.6 of this Agreement, the party in default shall have forty-five (45) days to cure the Secondary Event of Default specified in Section 5.4 (a) and (b) of this Agreement (the “Cure Period”), if the party in default has not cured any such Secondary Event of Default by the end of the Cure Period, then the non-defaulting party will be entitled to terminate the Agreement and to recover any actual damages that it has sustained due to such Secondary Event of Default. In addition, the party in default, together with its successors, assigns, and affiliates, shall not, directly or indirectly, sell, market, promote, or distribute in the Territory any Competing Products for a period of one (I) year, following the termination of this Agreement.

5.6	Notice. if any of the Secondary Events of Default specified in Section 5.4 of this Agreement Should occur, no such Secondary Event of Default shall give vise to the remedies specified in Section 5.5 of this Agreement until written notice has first been sent to and received by the defaulting party stating in reasonable detail the facts constituting the Secondary Event of Default, and the Cure Period has expired; provided, however that in no event shall such written notice be required in the ease of a Primary Event of Default specified in Section 5.2.

5.7	Transactions After Expiration or Termination.

(a)	Purchase Orders. Upon termination or expiration of this Agreement, Yamoto will no longer be required to accept new purchase orders.

(b)	Payment Obligations and Warranty Claims. Termination of this Agreement for any reason, or expiration of this Agreement, will not release Yamoto or Patriot from the obligation to pay any amounts owed to the other that have accrued prior to the effective date of termination or expiration.

(c)	Fulfillment of Patriot Purchase Orders. Upon the expiration or termination of this Agreement, Yamoto will use its best efforts to fulfill all purchase orders that it accepted prior to expiration or termination of this Agreement.

Continuance of Business Relations. Upon receipt of any notice of termination, Yamoto and Patriot hereby agree to conduct themselves and their respective operations until the effective date of termination in a manner that shall not injure the reputation or goodwill of either party.

(d)	No Renewal or Waiver. In the event that, following the termination or expiration of this Agreement, either party has business dealings with the other with respect to the Products, such dealings shall not constitute either a renewal of this Agreement or a waiver of such termination or expiration. However, all such dealings shall be governed by teens identical to this Agreement for the duration of such dealings.

(f)	Surviving Provisions. Following the termination of this Agreement, the following provisions of this Agreement shall remain in fall force and effect: Article 4, 4.i through 4.6, inclusive; and Article 5, Paragraphs 5.3, 5.5 and 5.7.

ARTICLE 6: REPRESENTATIONS & WARRANTIES

6.1	Parties Duly Organized. Each party hereby represents that it is duly organized, validly existing and in good standing under the laws of the State or Commonwealth (as applicable) in which incorporated, and that it has full corporate power and authority to carry on the business presently being conducted by it and to enter into and to perform its obligations under this Agreement.

6.2	Right to Enter Agreement. Each party hereby represents (1) that it has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of the obligations under this Agreement; (2) that the officer executing this Agreement on behalf of the party has the legal right and authority to bind the party to the terms and conditions of this Agreement; and (3) that there are no actions, suits, proceedings, orders or investigations pending or, to the knowledge of the company, threatened against the company, at law or in equity, before any federal, state, or other governmental department, commission, board, bureau, agency or internationally, domestic or foreign, which are inconsistent with such party’s obligations under this Agreement.

6.3	Grant of Rights. Yamoto represents and warrants that it is authorized by Chongqing to enter into this Agreement. Yamoto further represents and warrants it has all of the rights that it is granting to Patriot, including, but not limited to, the right to exclusively distribute the Products worldwide and the right to the “Yamoto” trade name and trademark for the Products.

6.4	Governmental Compliance. Each party represents and warrants that they have filed and obtained any and all import, business, distributors, state and other licenses and governmental approvals, including reseller agreements, that may be necessary to permit the sale and distribution of the Products, Each party further represents and warrants that they will maintain any and all import, business, distributors, state and other licenses and governmental approvals, including reseller agreements, that may be necessary to permit the sale and distribution of the Products. Each party will provide to the other party true and accurate copies of any and all import, business, distributors, state, and other licenses and governmental approvals, including reseller agreements, within thirty days of any such request from the other party. In addition to other provisions of this Agreement that reclaim compliance by each party with various laws, each shall at all times conduct its business in full compliance with all international, national, federal, state and local laws, roles, and regulations, including but not limited to, consumer fraud and deceptive trade practices laws, customs laws, and all applicable building and safety codes.

6.3	Products. Yamoto represents and warrants that the Products sold to Patriot for distribution worldwide are lawfully manufactured by Chongqing and sold to Patriot, and do not infringe upon any other trademarks and/or intellectual property.

6.6	Corporate Records. Each party represents and warrants that it has properly maintained all required corporate records throughout its corporate existence. Each party further represents and warrants that it will continue to properly maintain all required corporate records at all times. Subject to its confidentiality obligations to third parties, each party will provide to the other party true and accurate copies of any and all required corporate records within thirty days of any such request from the other party.

6.7	Disclosure of Documents. Yamoto will provide to Patriot true and accurate copies of any other contract pertaining to this Exclusive Distribution Agreement within thirty days of any such request from Patriot. In particular, Yamoto agrees to provide to Patriot pursuant to this paragraph copies of any agreements established between Yamoto and any manufacturer, as well as copies of any existing distributor agreements.

ARTICLE 7: INTELLECTUAL PROPERTY WARRANTIES & INDEMNIFICATION

7.1	Yamoto and Patriot hereby warrants that, to the best of its present knowledge, the Yamoto by Patriot Marks can be used by Patriot free of infringement of any trademark, service mark, trade dress, or other claim by any third party. Yamoto and Patriot have no knowledge of any outstanding infringement claims by any third party against the Yamoto by Patriot Marks.

7.2	In the event of any claims, causes of action or other demands, controversies, losses or costs arising from any alleged infringement of any trademark, copyright or other violation of intellectual property rights allegedly caused by the use of the Yamoto by Patriot Marks, then Patriot and Yamoto acknowledge and agree that (i) Patriot shall undertake the defense of such action with counsel of Patriot’s choice on behalf of Patriot and/or Yamoto; and (ii) the parties shall each bear equal financial responsibility for any losses, damages, liabilities, judgments and expenses, plus the costs of litigation, including attorneys’ fees, expert witness fees and court costs.

ARTICLE 8: LIABILITY & INSURANCE

8.1	Indemnification. Each party shall indemnify, defend and hold harmless the other party from any and all claims, costs, liabilities, or damages (including reasonable attorney’s fees) arising from its own: (1) material breach of this Agreement; (2) breach of any representations and warranties provided in Article 6 and Article 7; or (3) negligent, grossly negligent, reckless or willful acts or omissions.

8.2	Insurance Coverage. Yamoto and Patriot shall maintain continuously in effect, at their own expense, insurance against all liability for the acts or omissions of the parties or any of their employees, agents, servants, or contractors in connection with the performance of this Agreement and for all claims for damage to property, or for injury or death of any person.

whether directly or indirectly, resulting from such acts or omissions. Such insurance shall include commercial general liability insurance, and garage liability insurance, and shall include coverage for products liability and negligence, Each party shall obtain and shall maintain at its sole cost and expense all necessary insurance, and no less than two million dollars ($2,000,000) in general products liability insurance and five million dollars ($5,000,000) after June 1, 2006, and annually thereafter with such increased coverage and terms, as is commercially reasonable light of the business conducted by the parties; provided, however, that such insurance coverage must provide adequate protection against any claims, suits, demands, actions, proceedings, costs, damages, expenses (including, without limitation, legal fees and out-of-pocket expenses) and losses arising out of or relating to the party’s activities and obligations under this Agreement. Notwithstanding the foregoing, and in. addition, Yamoto and Patriot shall maintain insurance relating to the types of claims described in Article 7, Paragraph 7.2 and Article 8, Paragraph 8.1, sufficient to be able to hold the other harmless against such claims.

Yamoto shall maintain continuously in effect, at its own expense, property insurance which shall include coverage on all Products before title is passed to Patriot, as to all perils included within the classifications of fire, extended coverage, vandalism, malicious mischief and special extended periods.

Each party’s insurance policy shall name the other party as an additional named insured and loss payee. Each party shall finish to the other party a certificate of insurance with evidence that premiums therefore have been paid at least annually, and each party shall require its insurance company to provide thirty (30) days prior written notice to the other party in the event of cancellation or any material change in any policy.

ARTICLE 9: GENERAL PROVISION’S

9.1	Waiver and Amendment. Except as otherwise expressly provided, this Agreement may be amended and observance of any provision of this Agreement may be waived (either generally or in any instance, retroactively or prospectively) only upon written consent of the parties.

9.2	Entire Agreement. This Agreement constitutes the entire agreement between the parties and may not be modified except by a writing duly signed by both parties. This Agreement is intended by the parties as a complete and exclusive statement of the terms of their agreement. All prior and contemporaneous discussions and negotiations have been merged and integrated into and superseded by this Agreement. The parties also confirm that any prior agreements between the parties have been cancelled and revoked, including but not limited to the distribution agreement dated August 10, 2004.

9.3	Receipt of Agreement. Each party hereby acknowledges receipt of a signed copy of this Agreement.

9.4	Notices. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (1) Personally delivered; (2) sent by telecopy, facsimile transmission or other electronic means of transmitting written documents with conformation of receipts, or (3) sent to the parties at their respective addressees indicated herein by registered or certified mail, return receipt requested and postage prepaid, or by private overnight mail vender services with conformation of receipt. The respective address to be used for all such notices, demands, or requests shall be as set forth on page 1 of this Agreement or to such other person or address as either party shall furnish to the other in writing from time to time. If personally delivered, such communication shall be deemed delivered upon actual receipt by the “attention” addressee or a person authorized to accept for such addressee’ if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (end sender shall bear the burden of proof of delivery)’ if sent by overnight courier pursuant to this paragraph, such communications shall be deemed delivered upon receipt by the “attention” addressee or person authorized to accept for such address’ and if sent by mail pursuant tot this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee rails or refuses to accept delivery, as of the date of such failure or refusal.

9.5	Force Majeure. Neither party shall be liable fin its inability to perform any obligation under this Agreement (other than the obligation to make payments due) where such inability is caused by either war (whether or not declared), civil war, riot, revolution, act of piracy, sabotage, storm, earthquake, flood, lightning, explosion, fire, labor disputes or strikes (whether or not the settlement of such dispute or strike is within the power of the affected party) or acts of governmental or nongovernmental authority or by any other event (whether or not listed in this clause) not within the control of the party claiming to be affected, The party affected by such an event shall immediately give written notice of the nature and likely duration (if it can be assessed). Performance of this Agreement shall be suspended for the duration of such, an event.

9.6	Binding Effect and Benefit. This Agreement inures to the benefit of and is binding upon the parties hereto and their successors and permitted assigns. This Agreement is not intended, nor shall it be construed, to confer upon any person except the parties hereto and its successors and permitted assigns any rights or remedies under or by reason of this Agreement, except as contemplated herein.

9.7	Applicable Law and Jurisdiction. This Agreement and all matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the laws of the State of California.

9.8	Section Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a. part hereof,

9.9	Severability of Provisions. Each provision contained in this Agreement is declared to constitute a separate and distinct covenant and provision and to be severable from all other separate, distinct covenants and provisions. If any provision of this Agreement is or becomes invalid, illegal, or unenforceable in any jurisdiction, such provision shall be deemed amended without materially altering the intention of the parties, it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

9.10	Waiver of Breach. No waiver of a breath of any provision of this Agreement shall be deemed to be, or shall constitute, a waiver of a breach of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver of such breach unless otherwise expressly provided in such waiver.

9.11	Sales Tax. All prices quoted in this Agreement are exclusive of all applicable sales, use or other excise taxes (including sales tax and goods and services tax), Patriot is responsible for all taxes and similar charges customary for a buyer of products and services as herein contemplated.

9.12	Execution. This Agreement may be executed in one or more counterparts, each of which when taken together shall constitute one and the same instrument, This Agreement may be delivered by personal delivery or Facsimile transmission.

9.13	Independent Contractors. Nothing contained in this Agreement shall be deemed or construed to create any partnership or joint venture between Yamoto and. Patriot. Each party’s activities pursuant to this Agreement shall be carried on by such party as an independent company and not as an agent for or employee of the other party. Unless stated elsewhere in this Agreement, neither party shall have no authority to act on behalf of the other party or to bind the other party directly or indirectly. Under no circumstances shall any party’s employee be deemed or construed to be an employee of the other party, nor shall Yamoto and Patriot be deemed to be co-employers of any employee.

WHEREFORE, the parties have executed this Agreement as of the date first written above.

YAMOTO MOTOR CORPORATION

/s/ Jason Gore
By:	Jason Gore
Title:	President

/s/ Jason Gore
By:	Jason Gore

PATRIOT MOTORCYCLES CORPORATION

/s/ Michel Attlas
By:	Michel Attlas
Title:	CEO

PATRIOT MOTORCYCLES CORPORATION

/s/ Daniel Cwleka
By:	Daniel Cwleka
Title:	President

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